Exhibit 4.13

$250,000,000

SUBORDINATED REVOLVING CREDIT AGREEMENT

Dated as of April 11, 2018 among

VRIO FINCO 1 LLC,

as Borrower

and

AT&T INC.,

as Lender

i

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS AND BORROWINGS

4.1	Conditions of Effectiveness	21
4.2	Conditions to All Borrowings	21

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Existence, Qualification and Power	22
5.2	Authorization; No Contravention	22
5.3	Governmental Authorization; Other Consents	22
5.4	Binding Effect	23
5.5	Use of Proceeds	23
5.6	Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	23
5.7	Solvency	24

ARTICLE VI

COVENANTS

6.1	Reports to Lender; Notice of Default	24
6.2	Use of Proceeds	24
6.3	Sanctions; Anti-Corruption Laws	25
6.4	Further Instruments and Acts	25

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1	Events of Default	25
7.2	Remedies Upon Event of Default	26
7.3	Other Remedies	27

ARTICLE VIII

MISCELLANEOUS

8.1	Amendments, Etc.	27
8.2	Notices; Effectiveness; Electronic Communication	27
8.3	No Waiver; Cumulative Remedies	28
8.4	Successors and Assigns	29
8.5	Treatment of Certain Information; Confidentiality	29
8.6	Interest Rate Limitation	30
8.7	Counterparts; Integration; Effectiveness	30
8.8	Survival of Representations and Warranties	30

8.9	Severability	31
8.10	Governing Law; Jurisdiction; Etc.	31
8.11	Waiver of Jury Trial	32
8.12	Delivery of Signature Page	32
8.13	Electronic Execution of Documents	32
8.14	ENTIRE AGREEMENT	32
8.15	USA Patriot Act Notice	33
8.16	Subordination Agreement	33

SCHEDULES

2.1	Commitments

10.2	Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice

B	Form of Revolving Note

C	Form of Prepayment Notices

SUBORDINATED REVOLVING CREDIT AGREEMENT

This SUBORDINATED REVOLVING CREDIT AGREEMENT, dated as of April 11, 2018 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among VRIO FINCO 1 LLC, a Delaware limited liability company, as borrower (the “Borrower”), and AT&T INC., a Delaware corporation, as lender (together with its permitted assigns, the “Lender”).

WHEREAS, the Borrower has requested that the Lender provide a subordinated revolving credit facility pursuant to the terms of this Agreement, and the Lender is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that the Lender shall not be considered an Affiliate with respect to the Borrower and its Subsidiaries.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means the Brazilian Federal Law No. 12,846, dated August 1, 2013, Brazilian Decree No. 8,420, dated March 18, 2015, the U.S. Foreign Corrupt Practices Act of 1977, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the U.K. Bribery Act of 2010, or any other similar anti-bribery and anti-corruption laws of any other applicable jurisdiction, or the rules or regulations thereunder.

“Applicable Rate” means for any day with respect to any Loan, 3.00% per annum.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Commitment Termination Date; (b) any date of termination of the Commitments pursuant to Section 2.4; and (c) any date of termination of the Commitments pursuant to Section 7.2.

“Bankruptcy Code” means the U.S. Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Base Rate” means, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1.0%, (b) the Prime Rate in effect for such day as announced from time to time and (c) the Eurocurrency Rate for a one-month Interest Period for a deposit in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, as the case may be; provided that for the purpose of clause (c), the Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London, England time).

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans having the same Interest Period made by the Lender pursuant to Section 2.1.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a Eurocurrency Rate Loan, (b) any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or (c) any other dealings pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“CCB” means each Bank Credit Note (Cédula de Crédito Bancário) issued pursuant to the Term Loan Agreement.

“Change of Control” means a “change of control” occurs under the Term Loan Agreement (as in effect on the date hereof), the Indenture (as in effect on the date hereof) or any other indebtedness for borrowed money having an aggregate principal amount in excess of $250,000,000.

“Closing Date” means the first date on which all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 9.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” means the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding which does not exceed the sum of the amounts set forth opposite the Lender’s name on Schedule 2.1, as such amount shall be reduced from time to time in accordance with Section 2.4.

“Commitment Termination Date” means the date that is the earliest of (a) April 11, 2023, (b) one year after the consummation of the Parent Spin and (c) any acceleration of the Loans pursuant to Section 7.2.

“Committed Loan Notice” means a notice of (a) a Borrowing, or (b) a continuation of Eurocurrency Rate Loans, in each case provided to the Lender pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Brazil, Argentina, Colombia, Peru or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to overdue principal, an interest rate equal to the interest rate otherwise applicable to such Loan plus 2.0% per annum.

“Dollar” and “$” mean lawful money of the United States.

“Eurocurrency Rate” means for any Interest Period as to any Eurocurrency Rate Loan, (a) (i) the rate per annum determined by the Lender to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (or other commercially available source providing quotations of ICE LIBOR as determined by the Lender from time to time) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by Lender to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period; or (b) if LIBO Rates are quoted under either of the preceding clauses (a)(i) or (a)(ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; provided that if (a) and (b) are not available, the terms of Section 2.11 shall apply. Notwithstanding anything to the contrary contained herein, in no event shall the Eurocurrency Rate be less than 1.00% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its Lending Office, except in each case to the extent that amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.12(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Event of Default” has the meaning specified in Section 7.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Lender from three depository institutions of recognized standing selected by it and (iii) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under the Loan Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means that certain Indenture dated as of April 5, 2018, among the Borrower and Vrio Finco 2 Inc., as issuers, the guarantors party thereto, the trustee party thereto and the collateral agent party thereto.

“Interest Payment Date” means the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date three months thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall, with respect to any Loan, extend beyond the Maturity Date.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(i) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(ii) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period of that Loan.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“LIBO Rate” has the meaning specified in the definition of “Eurocurrency Rate.”

“Lending Office” means the office or offices of the Lender designated on Schedule 10.2, or such other office or offices as the Lender may from time to time notify the Borrower.

“Lien” means any mortgage, pledge, security interest, encumbrance or lien of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) that has not been terminated or released.

“Loan” has the meaning specified in Section 2.1.

“Loan Documents” means this Agreement and the Revolving Note.

“Material Adverse Effect” means a material adverse effect on (i) the business or financial condition of Borrower and its Subsidiaries, taken as whole; (ii) the ability of the Borrower to perform any of its payment obligations under this Agreement or any other Loan Documents to which it is a party, and (iii) the rights and/or remedies of the Lender under this Agreement or any other Loan Document.

“Maturity Date” means the Commitment Termination Date.

“Notes” means the 6.250% Notes due 2023 and the 6.875% Notes due 2028, in each case issued by the Borrower and Vrio Finco 2 Inc. on April 5, 2018 pursuant to the Indenture.

“Note Documents” means the Indenture and all other instruments, agreements and other documents evidencing or governing the Notes or providing for any other rights in respect thereof.

“Notes Trustee” means the trustee under the Indenture.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control of the United States.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by one of its Responsible Officers.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent IPO” means the initial public offering of common equity of Vrio Corp.

“Parent Spin” means the first date on which the Lender and its Affiliates own, directly or indirectly, less than a majority of the shares of stock with the power to vote for the election of directors of Vrio Corp.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Reporting Entity” has the meaning specified in Section 6.4(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, any executive vice president, any senior vice president, the treasurer, and the assistant treasurer of the Borrower or any entity authorized to act on behalf of the Borrower, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or any assistant secretary of the Borrower or entity authorized to act on behalf of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower or entity authorized to act on behalf of the Borrower so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the Borrower or entity authorized to act on behalf of the Borrower designated in or pursuant to an agreement between the Borrower or entity authorized to act on behalf of the Borrower and the Lender. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Note” means a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means any country or territory that is the subject or target of Sanctions (on the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine; provided that this list is subject to change at any time and from time to time).

“Sanctioned Person” means any Person that is (i) listed on, or owned or controlled, as such terms may be interpreted in the relevant Sanctions or in any official guidance in relation to such Sanctions, by a Person listed on, or acting on behalf of a Person listed on, any Sanctions-related list of designated persons maintained by any Sanctions Authority (“Sanctions List”), or (ii) otherwise a Person with whom a U.S. Person or other national of the United States, the European Union, the United Kingdom, any member state of the European Union or Brazil, if applicable, would be prohibited or restricted under any Sanctions from engaging in trade, business or other activities.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means (i) the United States government or any Governmental Authority with jurisdiction over the Borrower, its Affiliates or any party to the Loan Documents; or (ii) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC and the United States Department of State.

“SDN List” means the Specially Designated Nationals and Blocked Persons List, maintained by the OFAC.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Debt” means all indebtedness and obligations (other than the Obligations, but including any debentures, notes or other evidence of indebtedness issued under the Senior Debt Documents) of, or guaranteed or assumed by, the Borrower that (i) are for borrowed money, (ii) are evidenced by bonds, debentures, notes or other similar instruments, or (iii) are in respect of hedging or swap obligations, in each case, whether outstanding on the date of this Agreement or thereafter created, incurred, assumed or guaranteed, and all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations, unless in any such case the instrument by which such indebtedness or obligations are created, incurred, assumed or guaranteed by the Borrower, or are evidenced, provides that they are subordinated, or are not superior, in right of payment to the Obligations.

“Senior Debt Documents” means the each of the Term Loan Agreement, the CCBs, the other Term Loan Documents, the Indenture, the Notes and the other Note Documents and all other agreements, guarantees, documents and instruments executed from time to time in connection with any of the foregoing, in each case, as the same may be amended, supplemented, restated, replaced, refinanced or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity the accounts of which are consolidated with the accounts of such Person in the Person’s consolidated financial statements prepared in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent” means the administrative agent under the Term Loan Agreement.

“Term Loan Agreement” means that that Master Facilities Agreement, dated April 9, 2018, among Sky Serviços de Banda Larga Ltda., as borrower, the Borrower and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the lending institutions party thereto from time to time, and the Term Loan Agent.

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Agreement.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Agreements” means the Loan Documents, the Note Documents and the Term Loan Documents.

“Transactions” means, collectively, (a) the Parent IPO and the other transactions contemplated thereby, including the entering into of the Transaction Agreements, (b) the entering into of the Term Loan Agreement, the other Term Loan Documents and the issuance of the CCBs, (c) the entering into of the Indenture, the other Note Documents and the issuance of the Notes, (d) the entering into of this Agreement and any borrowings thereunder and (e) the payment of fees and expenses in connection with the foregoing.

“United States” and “U.S.” mean the United States of America.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.1 Commitments. Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (each such revolving loan, a “Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in each case in an amount not to exceed the unused Commitment at such time (as such Commitment may be reduced pursuant to Section 2.4); provided, however, that after giving effect to any Borrowing, the Total Revolving Outstandings shall not exceed the aggregate Commitment at such time. Within the limits set forth above, and subject to the other terms and conditions hereof (including the conditions set forth in Section 4.2 hereof), the Borrower may borrow under this Section 2.1, prepay under Section 2.3, and reborrow under this Section 2.1.

2.2 Borrowings and Continuations of Loans.

(a) Each Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which shall be given by a Committed Loan Notice. Each such notice must be received by the Lender not later than 1:00 p.m. New York time three (3) Business Days prior to the requested date of any Borrowing of, or continuation of Eurocurrency Rate Loans. Each Borrowing of or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $5,000,000 and in increments of $1,000,000.

(b) Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day) and (iii) the principal amount of Loans to be borrowed or continued. If the Borrower fails to give a timely notice requesting a continuation, then the applicable Loans shall be made as, or continued as, Eurocurrency Rate Loans with an Interest Period of three months.

(c) Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2, the Lender shall make the Loan available to the Borrower wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(d) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.

(e) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

2.3 Prepayments.

(a) Voluntary Prepayments. The Borrower may, upon notice to the Lender, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Lender and be received by the Lender not later than 11:00 a.m. New York time three (3) Business Days (or such shorter period as the Lender shall agree) prior to any date of prepayment of Loans and (ii) any prepayment of Loans shall be in a minimum principal amount of $5,000,000. Each such notice shall specify the date and amount of such prepayment and the Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments. If the Lender notifies the Borrower at any time prior to the Commitment Termination Date that the Total Revolving Outstandings at such time exceed the Commitments then in effect, the Borrower shall promptly (and in any event within one (1) Business Day) prepay the applicable Loans in an aggregate amount equal to such excess.

(c) Any prepayment pursuant to Sections 2.3(a) or (b) above shall be given by a notice substantially in the form of Exhibit C and shall be accompanied by all accrued and unpaid interest on the amount prepaid.

2.4 Termination or Reduction of Commitments.

(a) Unless previously terminated pursuant to Sections 2.4(b) or (c) or Section 7.2, the Commitment will automatically terminate on the Commitment Termination Date.

(b) The Borrower may, upon notice to the Lender, terminate the Commitments, or from time to time permanently reduce the Commitments; provided that (i) any such notice shall be received by the Lender not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction (or such shorter period as the Lender may reasonably agree), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Commitments.

(c) Each notice of termination or reduction shall specify such election to terminate or reduce, as applicable, and the effective date thereof.

2.5 Repayment.

(a) The Borrower shall repay to the Lender on the Commitment Termination Date, the Total Revolving Outstandings, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(b) Prior to any prepayment of any Loan under any Commitment hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Commitment to be prepaid and shall notify the Lender in writing of such selection not later than 2:00 p.m. New York time at least three (3) Business Days before the scheduled date of such prepayment (or, in each case such shorter period acceptable to the Lender). All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required hereunder.

2.6 Interest.

(a) Applicable Interest. Subject to the provisions of subsection (b) below, (i) each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate.

(b) Default Interest.

(i) If any amount of principal or interest of any Loan, or any amount hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws;

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein (each such payment, an “Interest Payment”).

2.7 [Reserved].

2.8 Computation of Interest. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.9 Evidence of Debt. The Borrowings made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Revolving Note, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to its Revolving Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally.

(a) General. All payments to be made by the Borrower to the Lender shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower to the Lender hereunder shall be made to the Lender, at the address and account set forth on Schedule 10.2 (or such other address or account as the Lender may from time to time notify the Borrower) in Dollars and in Same Day Funds not later than 2:00 p.m. (New York City time) on the date specified herein. Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States. All payments received by the Lender after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, such due date shall be extended to the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Inability to Determine Applicable Interest Rate.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Rate Loan:

(i) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or

(ii) the Lender determines that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining such Loans included for such Interest Period (each of clause 2.11(a)(i) and (ii), a “Market Disruption Event”)

then the Lender shall give notice thereof to Borrower by telephone, facsimile transmission or PDF attachment to an e-mail as promptly as practicable thereafter and, until the Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (x) any Committed Loan Notice that requests the continuation of any such Loan as a Eurocurrency Rate Loan shall be ineffective and such Eurocurrency Rate Loan shall be continued as, on the last day of the Interest Period applicable thereto, a Base Rate Loan and (y) if any Committed Loan Notice requests a Eurocurrency Rate Loan, such Eurocurrency Rate Loan shall be made as a Base Rate Loan. During any period in which a Market Disruption Event is in effect, the Borrower may request that the Lender confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect; provided that (A) the Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 2.11 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Lender’s right to provide any additional notices of a Market Disruption Event as provided in this Section 2.11. If the Lender has not confirmed within 10 Business Days after request of such report from the Borrower that a Market Disruption Event has occurred, then such Market Disruption Event shall be deemed to be no longer existing.

(b) Notwithstanding any provision to the contrary set forth in this Agreement, if at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in this Section 2.11 have arisen with respect to the Eurocurrency Rate and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in this Section 2.11 have not arisen with respect to the Eurocurrency Rate but the supervisor for the administrator of such benchmark rate or a governmental authority having jurisdiction over the Lender has made a public statement identifying a specific date after which such benchmark rate shall no longer be used for determining interest rates for loans in the applicable currency, then the Eurocurrency Rate shall be (x) replaced by a comparable successor rate that is, at such time, broadly accepted by the syndicated loan market for loans denominated in Dollars in lieu of the rate set forth herein (as determined by the Lender with the consent of the Borrower) or (y) if no such broadly accepted comparable successor rate exists at such time, a successor index rate as the Lender may determine with the consent of the Borrower (such consent not to be unreasonably withheld or delayed). Any such successor rate determined pursuant to clauses (x) or (y) of the preceding sentence shall become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Lender shall have posted such proposed amendment to the Borrower. Until an alternate rate of interest shall be determined in accordance with this Section 2.11 (but, in the case of the circumstances described in clause (ii) of the first sentence of Section 2.11(a), only to the extent the applicable benchmark rate for such Interest Period is not available or published at such time on a current basis), (A) any Committed Loan Notice that requests the continuation of any Loan as a Eurocurrency Rate Loan based on such benchmark rate shall be ineffective and (B) if any Committed Loan Notice requests a Eurocurrency Rate Loan based on such benchmark rate, such Loan shall be made as a Base Rate Loan.

2.12 Taxes. Any and all payments made by the Borrower to the Lender shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(c) Status of Lender. To the extent that the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made by the Borrower, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower of its legal inability to do so.

(d) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

ARTICLE III

SUBORDINATION

3.1 Subordination of Obligations to Senior Debt. The Lender covenants and agrees, and the Borrower likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article III, the Obligations are hereby expressly subordinated in right of payment to the prior payment in full of all Senior Debt. In addition, to the extent at any time guarantees are provided in respect of the Obligations by the Borrower or any Subsidiary of the Borrower which also guarantees any of the Senior Debt, such guarantee shall be subordinated to the same extent as described in, and be subject to, this Article III.

3.2 Payment Over of Proceeds Upon Dissolution, Etc..

(a) In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Borrower or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Borrower, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower, then and in any such event the holders of Senior Debt shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt (including any interest accruing thereon after the commencement of any such case or proceeding), or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, before the Lender is entitled to receive any payment on account of the Obligations, and to that end the holders of Senior Debt shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Borrower being subordinated to the payment of the Obligations, which may be payable or deliverable in respect of the Obligations in any such case, proceeding, liquidation, dissolution, other winding up event, assignment or other marshalling.

(b) In the event that, notwithstanding the foregoing provisions of this Section 3.2, the Lender shall have received any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Borrower being subordinated to the payment of the Obligations, before all Senior Debt is paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Lender, then and in such event such payment or distribution shall be paid over or delivered forthwith to the holders of the Senior Debt or their representatives, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt. Any taxes that have been withheld or deducted from any payment or distribution in respect of the Obligations, or any taxes that ought to have been withheld or deducted from any such payment or distribution that have been remitted to the relevant taxing authority, shall not be considered to be an amount that the Lender receives for purposes of this Section 3.2.

3.3 Prior Payment to Senior Debt Upon Acceleration of Senior Debt. In the event that any Loans are declared due and payable before their stated maturity, then and in such event the holders of Senior Debt shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt or provision shall be made for such payment in cash or cash equivalents, before the Lender is entitled to receive any payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Borrower being subordinated to the payment of the Obligations) by the Borrower on account of the Obligations. In the event that, notwithstanding the foregoing, the Borrower shall make any payment to the Lender prohibited by the foregoing provisions of this Section 3.3, then and in such event such payment shall be paid over and delivered forthwith to the Borrower.

3.4 No Payment When Senior Debt in Default.

(a) Subject to the last paragraph of this Section 3.4, (x) in the event and during the continuation of any default in the payment of principal of or interest on any Senior Debt beyond any applicable grace period with respect thereto, or (y) in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or a trustee on behalf of the holders thereof) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable(provided that, in the case of clause (x) or clause (y), if such default in payment or event of default shall have been cured or waived or shall have ceased to exist and any such declaration of acceleration shall have been rescinded or annulled, then such default in payment or event of default, as the case may be, shall be deemed not to have occurred for the purpose of this Section 3.4), then no payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Borrower being subordinated to the payment of the Obligations) shall be made by the Borrower on account of the Obligations.

(b) In the event that, notwithstanding the foregoing, the Borrower shall make any payment to the Lender prohibited by the provisions of this Section 3.4, and if such fact shall, at or prior to the time of such payment, have been made known to the Lender, then and in such event such payment shall be paid over and delivered forthwith to the Borrower.

3.5 Payment Permitted in Certain Situations. Nothing contained in this Article III or elsewhere in this Agreement or any Loan Document shall prevent the Borrower, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshalling of assets and liabilities of the Borrower referred to in Section 3.2 or under the conditions described in Sections 3.3 or 3.4, from making payments at any time of or on account of the principal of or interest on the Loans or on account of any Obligation, or (b) the retention of such payment by the Lender, if, at the time of receipt by the Lender, it did not have knowledge that such payment would have been prohibited by the provisions of this Article III.

3.6 Subrogation to Rights of Holders of Senior Debt. Subject to the payment in full of all Senior Debt or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, the Lender shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Debt pursuant to the provisions of this Article III (equally and ratably with the holders of indebtedness of the Borrower which by its express terms is subordinated to indebtedness of the Borrower to substantially the same extent as the Obligations are subordinated to the Senior Debt and is entitled to like rights of subrogation) to the rights of the holders of such Senior Debt to receive payments and distributions of cash, property and securities applicable to the Senior Debt until the Obligations shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the Lender would be entitled except for the provisions of this Article III, and no payments over pursuant to the provisions of this Article III to the holders of Senior Debt by the Lender, shall, as among the Borrower, its creditors other than holders of Senior Debt and the Lender, be deemed to be a payment or distribution by the Borrower to or on account of the Senior Debt.

3.7 Provisions Solely to Define Relative Rights. The provisions of this Article III are and are intended solely for the purpose of defining the relative rights of the Lender on the one hand and the holders of Senior Debt on the other hand. Nothing contained in this Article III or elsewhere in this Agreement or in any other Loan Document is intended to or shall (a) impair, as among the Borrower, its creditors other than holders of Senior Debt and the Lender, the obligation of the Borrower, which is absolute and unconditional (and which, subject to the rights under this Article III of the holders of Senior Debt, is intended to rank equally with all other general obligations of the Borrower), to pay to the Lender the Obligations as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Borrower of the Lender and creditors of the Borrower other than the holders of Senior Debt; or (c) prevent the Lender from exercising all remedies otherwise permitted by applicable law upon default under this Agreement or any other Loan Document, subject to the rights, if any, under this Article III of the holders of Senior Debt to receive cash, property and securities otherwise payable or deliverable to the Lender.

3.8 No Waiver of Subordination Provisions.

(a) No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Borrower with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Lender, without incurring responsibility to the Lender and without impairing or releasing the subordination provided in this Article III or the obligations hereunder of the Lender to the holders of Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or otherwise amend or supplement in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the collection of Senior Debt; and (iv) exercise or refrain from exercising any rights against the Borrower and any other Person.

3.9 Notice to the Lender.

(a) The Borrower shall give prompt written notice to the Lender of any fact known to the Borrower which would prohibit the making of any payment to the Lender in respect of the Obligations. Notwithstanding the provisions of this Article III or any other provision of this Agreement, the Lender shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to the Lender in respect of the Obligations, unless and until the Lender (x) shall have received written notice thereof from the Borrower or a holder of Senior Debt or from any trustee or agent therefor; and, prior to the receipt of any such written notice, the Lender shall be entitled in all respects to assume that no such facts exist or (y) or the Lender has actual knowledge thereof.

(b) The Lender shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt (or a trustee or agent therefor) to establish that such notice has been given by a holder of Senior Debt (or a trustee or agent therefor). In the event that the Lender determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article III, the Lender may request such Person to furnish evidence to the reasonable satisfaction of the Lender as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article III, and if such evidence is not furnished, the Lender may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

3.10 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Borrower referred to in this Article III, the Lender shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Lender, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Debt and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article III.

3.11 Lender Not Fiduciary for Holders of Senior Debt. The Lender shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders or creditors if it shall in good faith retain or pay over or distribute to the Company or to any other Person cash, property or securities to which any holders of Senior Debt shall be entitled by virtue of this Article III or otherwise.

3.12 Rights of Lender as Holder of Senior Debt; Preservation of Lender’s Rights. The Lender shall be entitled to all the rights set forth in this Article III with respect to any Senior Debt which may at any time be held by it (other than in connection with its rights of subrogation), to the same extent as any other holder of Senior Debt and nothing in this Agreement shall deprive the Lender of any of its rights as such holder.

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS AND BORROWINGS

4.1 Conditions of Effectiveness. The effectiveness of this Agreement are subject to satisfaction or waiver of the Lender’s receipt of the following, each of which shall be originals or telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(a) executed counterparts of this Agreement, executed and delivered by the Borrower and the Lender;

(b) a Revolving Note executed by the Borrower in favor of the Lender;

(c) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents; and

(d) such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in its state of organization and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2 Conditions to All Borrowings. The obligation of the Lender to honor any request for a Borrowing (other than a Committed Loan Notice requesting only a continuation of Loans) is subject to the following conditions precedent:

(a) the representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document required to be furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b) no Default or Event of Default shall exist on the date of such Borrowing, or would result from such proposed Borrowing or from the application of the proceeds thereof;

(c) after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the aggregate Commitment at such time;

(d) the amount of such Borrowing shall not exceed the unused Commitment at such time (as such Commitment may be reduced pursuant to Section 2.4); and

(e) the Lender shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each request for a Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a) through (e) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.1 Existence, Qualification and Power. Each of the Borrower and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing (to the extent applicable) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely as to Subsidiaries), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any contractual obligation to which the Borrower is party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), or to the extent such conflict, breach, contravention or violation, or creation of any such Lien, could not reasonably be expected to have a Material Adverse Effect.

5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document, except for such as have been made or obtained and are in full force and effect, such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

5.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and equitable principles relating to enforceability.

5.5 Use of Proceeds. The proceeds of the Loans hereunder will be used by the Borrower and its Subsidiaries solely for general corporate purposes, including working capital requirements. The Borrower will not request any Borrowing nor directly or to its knowledge indirectly use the proceeds of any Borrowing, in each case (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) in any manner that would result in the violation of any Sanctions applicable to the Borrower or its Subsidiaries or, to the knowledge of the Borrower, any other party hereto.

5.6 Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) None of the Borrower or its Affiliates, and to the best of their knowledge, their respective directors, officers or employees, any Persons which own or control the Borrower or any Affiliate (whether directly or indirectly), or any Persons acting on behalf of the Borrower or its Affiliates is in violation of any Anti-Corruption Laws or anti-money laundering laws;

(b) None of Borrower or its Affiliates, and to the best of their knowledge, their respective directors, officers, agents or employees, any Persons which own or control the Borrower or any Affiliate (whether directly or indirectly) or any Person acting on behalf of the Borrower or its Affiliates is a Sanctioned Person or acting for or on behalf of any Sanctioned Person;

(c) Other than pursuant to general or specific license, none of Borrower or its Affiliates, and to the best of their knowledge, their respective directors, officers, agents or employees, any Persons which own or control the Borrower or any Affiliate (whether directly or indirectly) or any Person acting on behalf of the Borrower or any Affiliate (1) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any applicable Sanctions; or (2) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions;

(d) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers and employees with any Sanctions, Anti-Corruption Laws and anti-money laundering laws; and

(e) The Borrower has implemented and maintains in force corporate policies reasonably designed to promote compliance by the Borrower and its employees, with any law, treaty, rule or regulation or determination promulgated by the OFAC. The Borrower has not been included on the SDN List, and does not have a physical place of business and is not organized in

Sanctioned Countries. The Borrower will not, knowingly, use the resources of the Loans, directly or indirectly, to finance the activities or business (1) of or with individuals or entities included on the SDN List, or (2) in, or with the government of, any of the Sanctioned Countries, except in cases of (a) and (b), insofar as authorized by the Law of the United States of America. Notwithstanding the foregoing, if any country, region or territory, including the Sanctioned Countries, is no longer subject to comprehensive territorial sanctions administered by OFAC, then it shall no longer be deemed a Sanctioned Country for purposes hereof, and this clause shall not apply to such country, region or territory.

5.7 Solvency. On the Closing Date and each date of a Borrowing, after giving effect to the consummation of the Transactions and the borrowing of such Loans on such date:

(a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(c) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability.

ARTICLE VI

COVENANTS

6.1 Reports to Lender; Notice of Default.

(a) The Borrower shall deliver to the Lender all reports and information required to be provided to the Notes Trustee and holders of the Notes pursuant to Section 4.04 of the Indenture (as in effect on the date hereof), in each case on the same date as delivery is required under the Indenture (as in effect on the date hereof).

(b) The Borrower shall deliver to the Lender promptly upon (and no later than two Business Days after) the Borrower becoming aware of the occurrence of any Default or Event of Default an officer’s certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Borrower, specifying the Default or Event of Default and what action, if any, the Borrower is taking or propose to take with respect thereto.

6.2 Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loans for any purpose other than general corporate purposes, including working capital requirements. The Borrower will not request any Borrowing nor directly or to its knowledge indirectly use the proceeds of any Borrowing, in each case (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) in any manner that would result in the violation of any Sanctions applicable to the Borrower or its Subsidiaries or, to the knowledge of the Borrower, any other party hereto.

6.3 Sanctions; Anti-Corruption Laws. Borrower will maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by Borrower and its managers, officers, and employees and, in the case of Anti-Corruption Laws, its agents (acting in their capacity as such). Other than pursuant to general or specific license, the Borrower will not, knowingly, use the resources of the Loans, directly or indirectly, to finance the activities or business (1) of or with individuals or entities included on the SDN List, or (2) in, or with the government of, any of the Sanctioned Countries, except in cases of (a) and (b), insofar as authorized by the Law of the United States of America. Notwithstanding the foregoing, if any country, region or territory, including the Sanctioned Countries, is no longer subject to comprehensive territorial sanctions administered by OFAC, then it shall no longer be deemed a Sanctioned Country for purposes hereof, and this clause shall not apply to such country, region or territory.

6.4 Further Instruments and Acts. Upon the request of the Lender, the Borrower shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Default in the payment of principal of on the Loans when due and payable whether at maturity, upon acceleration, redemption or otherwise;

(b) Default in the payment of interest on the Loans when due and payable, and such default continues for a period of thirty (30) days;

(c) The Borrower defaults in the performance of or breaches any other covenant or agreement of such Person in this Agreement (other than a default specified Section 7.1(a) or (b)) and such default or breach continues for thirty (30) consecutive days after written notice by the Lender;

(d) The Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of the Senior Debt Documents or any other indebtedness of the Borrower in a principal amount in excess of $250,000,000, when and as the same shall become due and payable;

(e) Any event occurs that results in any indebtedness of the Borrower under the Senior Debt Documents or in a principal amount in excess of $250,000,000 becoming due prior to its scheduled maturity, or requiring the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity;

(f) Any final and non-appealable judgment or order (not covered by insurance) for the payment of money shall be rendered against the Borrower and shall not be paid or discharged for a period of thirty (30) consecutive days following entry of such final judgment or order and during such thirty (30) day period a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and the aggregate amount for such unpaid or undischarged final judgments shall exceed $250,000,000;

(g) A court of competent jurisdiction enters a decree or order for:

(i) relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(ii) appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of the Borrower or for all or substantially all of the property and assets of the Borrower; or

(iii) the winding up or liquidation of the affairs of the Borrower and, in each case, such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days;

(h) The Borrower:

(i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

(ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or for all or substantially all of the property and assets of the Borrower; or

(iii) effects any general assignment for the benefit of its creditors; or

(i) A Change of Control shall have occurred following the Parent Spin.

7.2 Remedies Upon Event of Default.

(a) If an Event of Default (other than an Event of Default under Sections 7.1(g) or (h)) occurs and is continuing, the Lender, by written notice to the Borrower, may declare the principal of and accrued interest on the Loans and all other Obligations to be immediately due and payable. Upon a declaration of acceleration, such principal of and accrued interest on the Loans and all other Obligations shall be immediately due and payable and the obligation to make Loans and the Commitments shall terminate. If an Event of Default specified in Sections 7.1(g) or (h) occurs with respect to the Borrower, the principal of and accrued interest on the Loans and all other Obligations then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Lender. The Lender by written notice to the Borrower may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(i) all existing Events of Default, other than the nonpayment of the principal of and interest on the Loans that have become due solely by such declaration of acceleration, have been cured or waived, and

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

7.3 Other Remedies. If a Default occurs and is continuing, the Lender may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Loans or to enforce the performance of any provision of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Borrower or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2.

(ii) Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.

(i) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender provided pursuant to Article II if the Lender has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Lender otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

8.3 No Waiver; Cumulative Remedies.

(a) No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Lender in accordance with Section 7.2 for the benefit of the Lender; provided, however, that the foregoing shall not prohibit (i) the Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Lender) hereunder and under the other Loan Documents, or (ii) the Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law.

8.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except to an Affiliate of Lender without the consent of the Borrower, provided that (x) no consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (y) in connection with any such assignment by the Lender, the relevant assignee shall acknowledge and agree that the Obligations shall be subject to the provisions of Article III. Any attempted assignment or transfer by either the Borrower or the Lender without such consent or otherwise in violation of the foregoing set forth in this Section 8.4 shall be null and void.

8.5 Treatment of Certain Information; Confidentiality.

(a) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.5, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.5, (y) becomes available to the Lender or any of its respective Affiliates on a non-confidential basis from a source other than the Borrower that the Lender reasonably believes is not bound by a duty of confidentiality to the Borrower or (z) is independently developed by the Lender or any of its Affiliates, (ix) to any rating agency (provided such rating agencies are advised of the confidential nature of such information and agree to keep such information confidential) or (x) as reasonably required by the Lender (provided the Lender is advised of the confidential nature of such information and agrees to keep such information confidential).

(b) For purposes of this Section 8.5, “Information” means all information received from or on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any

Person required to maintain the confidentiality of Information as provided in this Section 8.5 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.

(c) The Lender acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

8.6 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.7 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.8 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

8.9 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, AND THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS SITTING IN DALLAS COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 8.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12 Delivery of Signature Page. The Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Borrower a counterpart of this Agreement duly executed by the Lender.

8.13 Electronic Execution of Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 8.2(b), the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it.

8.14 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

8.15 USA Patriot Act Notice. If the Lender is subject to the Patriot Act (as hereinafter defined) and hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act, then the Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

8.16 Subordination Agreement. This Agreement is intended to be a subordination agreement within the meaning of section 510(a) of the Bankruptcy Code.

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed as of the date first above written.

VRIO FINCO 1 LLC, as Borrower

By:	/s/ Michael Hartman
Name: Michael Hartman
Title: General Counsel

AT&T INC., as Lender

By:	/s/ Julianne K. Galloway
Name: Julianne K. Galloway
Title: Vice President and Assistant Treasurer

[Signature Page – Subordinated Revolving Credit Agreement]

SCHEDULE 2.1

COMMITMENTS

Lender	Revolving Commitment
AT&T Inc.	$250,000,000
Total	$250,000,000

SCHEDULE 10.2

CERTAIN NOTICE AND ACCOUNT INFORMATION

Borrower

Vrio Finco 1 LLC

One Rockefeller Plaza, 19th Floor

New York, New York 10020

Attention: Michael Hartman

Email: mh125w@att.com

Lender

AT&T Inc.

208 S. Akard Street, Room 1823

Dallas, TX 75202

Attention: Andrew Keiser

With a copy to:

208 S. Akard Street, Room 2908

Dallas, TX 75202

Attention: Lauren Reed

Lending Office(s):

Dallas, Texas

Lender Wiring/ACH Instructions:

ABA Routing Number: 021000089

Account Name: AT&T Inc.

Account Number: 40635262

Payment Details: VRIO loan

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	AT&T Inc., as Lender

Ladies and Gentlemen:

Reference is made to that certain Subordinated Revolving Credit Agreement, dated as of April 11, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among Vrio Finco 1 LLC, as borrower, and AT&T Inc., as the lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Eurocurrency Rate Loans	☐ A continuation of Eurocurrency Rate Loans

1. On                     (a Business Day).

2. In an amount of $

3. With an Interest Period of three months.

In connection with any Borrowing requested hereunder, each of the conditions set forth in Sections 4.2(a) through (e) of the Credit Agreement are satisfied as of the date of such Borrowing.

Borrower hereby acknowledges that, in accordance with Section 2.2(b) of the Credit Agreement, if Borrower fails to give a timely notice requesting a continuation of any Loan, then the applicable Loans shall be made as, or continued as, Eurocurrency Rate Loans with an Interest Period of three months.

VRIO FINCO 1 LLC, as Borrower

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned, Vrio Finco 1 LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to the order of AT&T Inc. or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Subordinated Revolving Credit Agreement, dated as of April 11, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the account of the Lender in Same Day Funds at the Lending Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is the Revolving Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

VRIO FINCO 1 LLC

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF PREPAYMENT NOTICES

Attention of                         Telecopy No.

[Date]

Ladies and Gentlemen:

The undersigned, Vrio Finco 1 LLC, a Delaware limited liability company (the “Borrower”), refers to the Subordinated Revolving Credit Agreement, dated as of April 11, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower and AT&T Inc., as the lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice of a prepayment made by the Borrower pursuant to Section [2.3(a)] [2.3(b)] of the Credit Agreement of Loans in the amount set forth in line (A) below (the “Prepayment Amount”). The portion of the Prepayment Amount to be allocated to the Loans held by you and the date on which such prepayment will be made to you are set forth below:

(A) Total Prepayment Amount	$

(B) Prepayment Date

VRIO FINCO 1 LLC, as Borrower

By:
Name:
Title:

C-1